EXHIBIT 99.1

Tekmira Provides Corporate Update and Announces Year-End 2014 Results

Conference Call at 4:30 pm Eastern Time Today

VANCOUVER, British Columbia, March 12, 2015 (GLOBE NEWSWIRE) -- Tekmira Pharmaceuticals Corporation (Nasdaq:TKMR), an industry-leading therapeutic solutions company focused on developing a cure for chronic hepatitis B virus infection (HBV), today announced its 2014 audited financial results and provided a corporate update.

"By all measures, 2014 was a transformational year for Tekmira. We believe that 2015 has the potential to be another year of significant progress and accomplishment," said Dr. Mark J. Murray, Tekmira's President and CEO. "Today, we are advancing a deep and broad portfolio of clinical and preclinical assets toward a combination therapy intended to cure chronic HBV infection. Through the merger, we have transformed Tekmira from a technology-based development company into a therapeutic solutions company. We plan to mobilize what we believe is an unprecedented portfolio of high-value HBV assets, plus the scientific expertise and development capabilities, as proven in past Pharmasset success, to focus on discovering and developing a cure for HBV. We also intend to maximize the value of our non-HBV oncology, antiviral and metabolic disease assets as well as our partnered programs. We believe that Tekmira represents a novel and different therapeutics company, with a unique solutions-based business model; and that we are well positioned to capitalize on the global market opportunity in HBV and create significant long term value for shareholders."

On March 4, 2015, Tekmira completed a merger with OnCore Biopharma, Inc., whereby OnCore became a wholly owned subsidiary of Tekmira. Tekmira today is focused on developing a cure for HBV by combining multiple therapeutic approaches. This merger brings together the companies' broad expertise in antiviral drug development to build and advance a robust portfolio of compounds aimed at eradicating HBV.

Non HBV Assets

In 2014, significant progress was made in advancing Tekmira's non-HBV assets, based on its proprietary Lipid Nanoparticle (LNP) delivery platform. These include:

  TKM-PLK1 – completed enrolment in Phase IIa development programs in gastrointestinal neuroendocrine tumors (GI-NET) and adrenocortical carcinoma (ACC). Data will be presented mid-2015;
  TKM-PLK1 – completed enrolment of first two dose cohorts in Phase I/II development program in hepatocellular carcinoma (HCC). While numbers are small, early observations indicate some significant anti-tumor effects in tumor size. Dose escalation is expected to be completed by mid-year;
  TKM-Ebola – development program is fully funded by the U.S. Department of Defense (DoD). A compelling feature of this program is a potential FDA product approval, which could qualify for a priority review voucher;
  TKM-Ebola-Guinea – Phase II study initiated in West Africa. The study is conducted by the International Severe Acute Respiratory and Emerging Infection Consortium (ISARIC) and funded by the Wellcome Trust;
  TKM-HTG (rare forms of hypertriglyceridemia / non-alcoholic steatohepatitis (NASH) – strong preclinical data on our HTG candidate, which is comprised of two RNAi triggers, demonstrates a dual mechanism of action and super-additive effects on serum triglyceridemia;
  TKM-GSD (glycogen storage disorder Type IV) – preclinical modeling of this rare disorder is continuing;
  TKM-ALDH (alcohol use disorder) – novel mechanism of action has been identified in primates. A unique dual trigger product is being evaluated in a primate alcohol avoidance model. Preclinical proof of concept data is expected 2H 2015; and
  TKM-mRNA – development of technology and intellectual property enabling the delivery of messenger RNA constructs is continuing.
  In addition, the company continues to support ongoing LNP-based and royalty generating partnerships with Alnylam, Monsanto, Dicerna and Spectrum, which brought in non-dilutive financing totaling $20.0 million in 2014.

Tekmira is committed to maximizing the value in these non-HBV assets while at the same time focusing the majority of the Company's R&D spend going forward on the HBV asset portfolio.

Financial Results

Cash, Cash Equivalents and Investments

As at December 31, 2014, Tekmira had cash and cash equivalents of $72.2 million and short-term investments of $40.0 million for an aggregate of $112.2 million, as compared to cash and cash equivalents of $68.7 million at December 31, 2013.

Net Income (loss)

For the year ended December 31, 2014, net loss was $38.8 million ($1.80 basic and diluted loss per common share) as compared to a net loss of $14.1 million ($0.92 basic and diluted loss per common share) for 2013. The increase in net loss was primarily the result of a $17.2 million increase in research, development, collaborations and contracts expense as we moved additional products into the clinic (see research, development, collaborations and contracts expenses below).

Revenue

Revenue was $15.0 million for 2014 as compared to $15.5 million in 2013. Over the past three years, Tekmira's principal source of revenue has been a contract with the DoD to develop TKM-Ebola which began in July 2010.

Under its DoD contract to develop TKM-Ebola, Tekmira is being reimbursed for costs incurred, including an allocation of overheads, and is being paid an incentive fee. For this contract, Tekmira recorded $8.4 million in revenue in 2014 as compared to $9.8 million in 2013. In October 2014, the DoD exercised a $7.0 million option for Tekmira to manufacture drug product targeting the Ebola-Guinea strain that is responsible for the current outbreak in West Africa.

The Company entered into two new collaborations in 2014. In January 2014, Tekmira entered into collaboration with Monsanto, under which Monsanto has an option to acquire a license for the use of Tekmira's technology in agriculture. Tekmira received $17.5 million from Monsanto during the year, of which, $3.8 million was recognized as revenue. In November 2014, Tekmira entered into collaboration with Dicerna for the use of its technology to develop, manufacture, and commercialize products related to the treatment of primary hyperoxaluria Type 1. Tekmira received $3.0 million from Dicerna in 2014, of which, $0.7 million was recognized as revenue.

Research, Development, Collaborations and Contracts Expenses

Research, development, collaborations and contracts expenses were $38.7 million in 2014 as compared to $21.5 million in 2013. Spending on research and development costs increased as Tekmira incurred incremental costs related to the progress of moving additional products into the clinic, namely; significant research and preclinical spending on TKM-HBV to file a Clinical Trial Application; the initiation of Phase I/II clinical trials in patients with HCC; an expansion in the number of clinical trial sites and patient recruitment for TKM-PLK1 in ACC and GI-NET; and an increase in manufacturing activities under the DoD contract in response to the current Ebola outbreak in West Africa. In addition, Tekmira incurred incremental research and development spending for new partner collaborations entered into in 2014.

General and Administrative

General and administrative expenses were $8.7 million in 2014 as compared to $5.5 million in 2013. The increase is largely due to an increase in compensation expenses with the growth of employee base in support of Tekmira's expanding pipeline.

Other Income (losses)

For 2014, the increase in value of Tekmira's common share purchase warrants was $10.4 million as compared to $3.5 million for 2013. The increases are a result of increases in the Company's share price from the previous reporting dates.

In addition, the Company recorded a foreign exchange gain of $4.1 million in 2014 related to the appreciation in value of US dollar funds. This compares to a foreign exchange gain of $1.1 million in 2013.

Outstanding Shares

As a result of the merger with OnCore, we have 49.7 million fully diluted outstanding shares including stock options approved by the Board of Directors but not yet granted.

Conference Call Today

Tekmira will hold a conference call and webcast today Thursday, March 12, 2015 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to provide a corporate update and report its audited 2014 financial results. A live webcast of the call can be accessed through the Investor section of Tekmira's website at www.tekmira.com. Or, alternatively, to access the conference call, please dial 1-914-495-8556 or 1-866-393-1607.

An archived webcast will be available on the Tekmira website approximately two hours after the event. Alternatively, you may access a replay of the conference call by calling 1-404-537-3406 or 1-855-859-2056 and referencing conference ID 89822782.

About Joint Project Manager Medical Countermeasure Systems BioDefense Therapeutics (JPM-MCS-BDTX)

Tekmira's Ebola program is being conducted under a $140M contract with the U.S. Department of Defense (DoD) Joint Project Manager Medical Countermeasure Systems BioDefense Therapeutics (JPM-MCS-BDTX). JPM-MCS-BDTX, a component of the Joint Program Executive Office for Chemical and Biological Defense, aims to provide U.S. military forces and the nation with safe, effective, and innovative medical solutions to counter chemical, biological, radiological, and nuclear threats. JPM-MCS facilitates the advanced development and acquisition of medical countermeasures and systems to enhance biodefense response capability. For more information, visit www.jpeocbd.osd.mil.

About Wellcome Trust

The Wellcome Trust is a global charitable foundation dedicated to improving health. We provide more than £700 million a year to support bright minds in science, the humanities and the social sciences, as well as education, public engagement and the application of research to medicine. Our investment portfolio gives us the independence to support such transformative work as the sequencing and understanding of the human genome, research that established front-line drugs for malaria, and Wellcome Collection, our free venue for the incurably curious that explores medicine, life and art. www.wellcome.ac.uk.

About Oxford University's Medical Sciences Division

Oxford University's Medical Sciences Division is one of the largest biomedical research centres in Europe, with over 2,500 people involved in research and more than 2,800 students. The University is rated the best in the world for medicine, and it is home to the UK's top-ranked medical school. From the genetic and molecular basis of disease to the latest advances in neuroscience, Oxford is at the forefront of medical research. It has one of the largest clinical trial portfolios in the UK and great expertise in taking discoveries from the lab into the clinic. Partnerships with the local NHS Trusts enable patients to benefit from close links between medical research and healthcare delivery. A great strength of Oxford medicine is its long-standing network of clinical research units in Asia and Africa, enabling world-leading research on the most pressing global health challenges such as malaria, TB, HIV/AIDS and flu. Oxford is also renowned for its large-scale studies which examine the role of factors such as smoking, alcohol and diet on cancer, heart disease and other conditions.

About Tekmira

Tekmira Pharmaceuticals Corporation is a biopharmaceutical company dedicated to discovering, developing and commercializing a cure for patients suffering from chronic hepatitis B infection (HBV). Our strategy is to target the three pillars necessary to develop a curative regimen for HBV, including suppressing HBV replication within liver cells, stimulating and reactivating the body's immune system so that it can mount an effective defense against the virus and, most importantly, eliminating the reservoir of viral genomic material known as covalently closed circular DNA, or cccDNA, that is the source of HBV persistence. Our portfolio of assets includes eight drug candidates for use in combination to develop a cure for HBV, and includes our product TKM-HBV currently in Phase 1 clinical studies.

We also have a pipeline of non-HBV assets in oncology, anti-viral and metabolic therapeutics that leverage our expertise in RNA interference (RNAi) therapeutics and leading Lipid Nanoparticle (LNP) technology. RNAi and LNP technology have the potential to generate new therapeutics that take advantage of the body's own natural processes to silence disease causing genes, or more specifically, to eliminate specific gene-products, from the cell. We intend to maximize the value of our non-HBV assets in the clinic, namely: TKM-PLK1 for advanced gastrointestinal neuroendocrine tumors, adrenocortical carcinoma and hepatocellular carcinoma; and TKM-Ebola, and TKM-Ebola-Guinea for ebola virus disease; as well as our preclinical programs in metabolic disorders and filoviruses.

Tekmira is headquartered in Vancouver, BC, Canada with offices in Doylestown, PA, USA. For more information, visit www.tekmira.com.

Forward-Looking Statements and Information

This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and forward looking information within the meaning of Canadian securities laws (collectively, "forward-looking statements"). Forward-looking statements in this press release include statements about expectations of significant progress and accomplishment in 2015; the focus and advancement of a portfolio of clinical and preclinical assets toward a combination therapy intended to cure chronic HBV infection; maximizing the value of non-HBV oncology, antiviral and metabolic disease assets as well as partnered programs; continuing the clinical development of TKM-PLK1 for advanced gastrointestinal neuroendocrine tumors, adrenocortical carcinoma and hepatocellular carcinoma; continuing the clinical development of TKM-Ebola, and TKM-Ebola-Guinea for ebola virus disease; and exploring ways to maximize the value of our non-HBV assets as well as our partnered programs.

With respect to the forward-looking statements contained in this press release, Tekmira has made numerous assumptions regarding, among other things: stability of economic and market conditions; the ability to effectively combine the businesses of Tekmira and OnCore; and the continued demand for Tekmira's assets. While Tekmira considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

Additionally, there are known and unknown risk factors which could cause Tekmira's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein. Known risk factors include, among others: economic and market conditions may worsen; there may be unforeseen obstacles to the timely and effective combination of the Tekmira and OnCore businesses; anticipated pre-clinical and clinical trials may be more costly or take longer to complete than anticipated, and may never be initiated or completed, or may not generate results that warrant future development of the tested drug candidate; Tekmira may not receive the necessary regulatory approvals for the clinical development of Tekmira's products; and market shifts may require a change in strategic focus.

A more complete discussion of the risks and uncertainties facing Tekmira appears in Tekmira's Annual Report on Form 10-K and Tekmira's continuous disclosure filings, which are available at www.sedar.com and at www.sec.gov. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Tekmira disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share amounts)

	December 31,
	2014	2013

Cash and cash equivalents	$ 72.2	$ 68.7
Short-term investments	40.0	--
Accounts receivable	1.9	0.1
Other current assets	2.3	1.5
Property and equipment, net	1.8	1.4
Total assets	118.2	71.7
Accounts payable and accrued liabilities	9.3	3.7
Total deferred revenue	15.7	3.5
Warrant liability	5.1	5.4
Total stockholders' equity	88.0	59.2
Total liabilities and stockholders' equity	118.2	71.7

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF
COMPREHENSIVE LOSS
(in millions, except share amounts)

	Year Ended December 31,
	2014	2013

Total revenue	$ 15.0	$ 15.5
Operating expenses
Research, development, collaborations and contracts	38.7	21.5
General and administrative	8.7	5.5
Depreciation of property and equipment	0.5	0.6
Loss from operations	(33.0)	(12.2)
Other losses	(5.8)	(1.9)
Net loss	(38.8)	(14.1)
Cumulative translation adjustment	(6.5)	(3.1)
Comprehensive loss	(45.3)	(17.2)

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Tekmira's Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2014.

CONTACT: Investors
         Julie P. Rezler
         Director, Investor Relations
         Phone: 604-419-3200
         Email: jrezler@tekmira.com

         Media
         Please direct all media inquiries to: media@tekmira.com